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Exhibit 5.1

[Cooley Godward LLP Letterhead]

February 12, 2004

Corgentech Inc.
650 Gateway Boulevard
South San Francisco, CA 94080

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Corgentech Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,404,295 shares of the Company's Common Stock, $0.001 par value (the "Shares"), pursuant to the Company's 2003 Equity Incentive Plan, 2003 Non-Employee Directors' Stock Option Plan, 2003 Employee Stock Purchase Plan (collectively, the "Plans"), and upon exercise of stock options granted outside of the Plans (the "Non-Plan Option Grants").

        In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company's Certificate of Incorporation and Bylaws, as amended, the Plans and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans or the Non-Plan Option Grants, the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP
By:	/s/ MATTHEW B. HEMINGTON Matthew B. Hemington

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  Exhibit 5.1